UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 22, 2014 (May 21, 2014)

TRANS ENERGY, INC.

(Exact name of registrant as specified in its charter)

NEVADA	0-23530	93-0997412
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 Second Street, P.O. Box 393, St. Marys, West Virginia 26170

(Address of principal executive offices)

Registrant’s telephone number, including area code: (304) 684-7053

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 21, 2014 (“Funding Date”), our wholly owned subsidiary, American Shale Development, Inc. (“American Shale”) entered into a credit agreement (hereafter the “Credit Agreement”) by and among American Shale, several banks and other financial institutions or entities that from time-to-time will be parties to the Credit Agreement (the “Lenders”), and Morgan Stanley Capital Group Inc. as the administrative agent (“Agent”). Trans Energy is a guarantor of the Credit Agreement as is Prima Oil Company, Inc. (“Prima”), another of our wholly owned subsidiaries. The Credit Agreement provides that the Lenders will lend American Shale up to $200 million, including an initial draw of $102.5 million, a contingent committed amount of $47.5 million and an uncommitted amount of $50 million (the “Loans”). The initial draw under the facility was used primarily to repay all of the outstanding debt under American Shale’s credit facility with Chambers Energy Management, LP (“Chambers”), as well as to fund certain fees and expenses incurred in connection with the Credit Agreement.

The Loans will initially bear interest at a per annum rate equal to 9% plus the greater of 1% or LIBOR, for a three month interest period. The interest rate will be automatically lowered if American Shale improves the ratio of the value of its proved developed producing (“PDP PV9”) properties to its funded debt, less cash and other liquid assets, as further defined under the Credit Agreement (the “Net Debt Ratio”). Upon the occurrence of certain events of default as defined in the Credit Agreement, the loans will bear interest at an additional 2% per annum above the initial rate, and with respect to other events of default, at the election of the required lenders, may bear interest at the higher default rate. Interest will be due and payable monthly in arrears, on the maturity date, and on the date of any prepayment of principal.

The initial loan was advanced as a single funding of $102.5 million on the Funding Date. Additional amounts up to $47.5 million may be drawn within the two year period after the Funding Date provided that the Net Debt Ratio, pro forma for such subsequent drawdowns, based on the level of PDP PV9 that is projected six months from the date of each drawdown, meets certain pre-defined targets as specified in the Credit Agreement. All principal will be due on December 31, 2018 (the “Maturity Date”), if not accelerated before that date. Scheduled amortization of the principal amount of the loans may begin on May 1, 2015, unless the Net Debt Ratio exceeds certain defined parameters, in which case scheduled amortization may begin as late as May 1, 2016. No amortization is required if American Shale’s Net Debt Ratio meets certain criteria, as defined in the Credit Agreement. The minimum amortization required each month will be the greater of (i) 0.75% of the then outstanding balance (after May 1, 2016) or (ii) the amortization amount that would be required for American Shale to achieve a predetermined Net Debt Ratio within six months. Such ratios are specified in the Credit Agreement and increase over time.

The principal amount of the Loans may be prepaid, but not reborrowed. If the Loans are prepaid on or prior to the first anniversary of the Funding Date, a make-whole amount equal to 4.0% of the principal balance of the Loans, plus the sum of the remaining scheduled payments of interest prior to the first anniversary of the Funding Date, will be charged. Up to $25 million of prepayments from specified sources will be exempt from this provision if payments are made prior to the first anniversary of the Funding Date. If the Loans are prepaid on or after the first anniversary of the Funding Date but prior to the second anniversary of the Funding Date, a make-whole amount equal to 4.0% of the principal balance of the Loans will be charged. Prepayments between the second and third anniversary of the Funding Date will be charged 3.0% of the principal balance of the Loans.

Also on the Funding Date of the Credit Agreement, Trans Energy and Prima executed a Guarantee and Security Agreement (the “Guarantee Agreement”). The Guarantee and Security Agreement provides that Trans Energy and Prima will guarantee the indebtedness of American Shale under the terms of the Credit Agreement.

The Credit Agreement contains representations and warranties that are common in such agreements, including, but not limited to

•	financial condition;

•	material adverse effects;

•	corporate existence;

•	corporate authorizations and powers;

•	enforceable obligations; and

•	existing indebtedness and material litigation.

Other representations and warranties relate to operations such as environmental matters, gas imbalances, hedging agreements, reserve reports, sale of production and contingent obligations. The Credit Agreement also includes typical indemnification provisions.

The Credit Agreement also includes certain customary affirmative covenants such as minimum hedging requirements, delivery of financial information, operation and maintenance of properties, and maintenance of books and records. Financial covenants include a maximum leverage ratio (latest twelve months EBITDA to net debt) and minimum current ratio (consolidated current assets to consolidated current liabilities). The definition of net debt includes funded debt plus accounts payable, offset by cash as well as accounts receivable. American Shale is also required to apply toward approved capital expenditures a minimum of 50% of the proceeds of any equity issuance that occurs subsequent to the first anniversary of the Funding Date.

Negative covenants include limitations on indebtedness, liens, fundamental changes, dispositions of property, payment of dividends or distributions, capital expenditures, investments and transactions with affiliates. There are also limitations on hedging transactions, creation or acquisition of subsidiaries, use of proceeds, drilling without providing title opinions, amending certain documents and appointing non-approved officers or directors.

Upon the occurrence of a change of control (as defined in the Credit Agreement), the Lenders may require American Shale to pay all of the outstanding interest, make-wholes and fees in addition to 101% of the principal amounts of the Loans under the Credit Agreement.

On the Funding Date, American Shale also entered into a Net Profits Interest Agreement (the “NPI Agreement”) with Agent. The NPI Agreement provides that subsequent to the repayment of the Loans, American Shale will pay a net profits interest to Agent (the “NPI”). The NPI is to be calculated based on production revenues less certain expenditures, including operating costs, general and administrative expenses, interest and capital expenditures. The amount of interest expense and general and administrative expenses that can be charged are limited based on the amounts that were previously expensed prior to repayment of the Loans. The NPI is earned based on amounts borrowed under the Credit Agreement. As of the Funding Date, a NPI of 6.5% of the net profits, as defined under the NPI Agreement, has been earned. Agent will earn up to an additional 2.5% of the net profits pro rata for any subsequent borrowing by American Shale under the $47.5 million contingent commitment.

The NPI Agreement provides the Agent with the option to sell its NPI for fair value, as defined in the NPI Agreement, alongside American Shale or Trans Energy in the event that either American Shale or Trans Energy sells interests, including partial interests, in the subject properties at a fair value for the NPI that meets or exceeds $1.5 million for each 1.0% of NPI earned by Agent prior to such date. In such event, American Shale can also require the Agent to sell all of its NPI to American Shale (or, alternatively, to the buyer of any subject interests) for fair value. In the event of a sale of all or substantially all of the assets of American Shale, fair value is defined as the net cash received that is attributable to the equity interests of either American Shale or Trans Energy in such transaction.

On the Funding Date, American Shale also entered into a purchase and sale agreement (the “Republic PSA”) with its joint venture partner, Republic Energy Ventures (“Republic”). Under the Republic PSA, for $15 million, American Shale sold (i) an undivided interest across all of its undeveloped leasehold amounting to approximately 2,239 net acres, (ii) an over-riding royalty interest of 1.5% in all of its leasehold in Wetzel County, West Virginia, and (iii) an over-riding royalty interest of 1.0% in six (6) wells that are currently being drilled in Marshall County, West Virginia. The consideration is to be paid in the form of a credit against expenses incurred by Republic on behalf of American Shale. American Shale reserved the right to receive 25% of the net profits earned by Republic on the assets sold by American Shale under the Republic PSA. American Shale has the option to repurchase the undivided interest across all of its undeveloped leasehold, plus the over-riding royalty interest in its Wetzel County leasehold, for $15 million if (i) such payment is made within six (6) months of the Funding Date, or (ii) a purchase and sale agreement that would allow for such repayment by American Shale is signed within such period and the transaction contemplated therein in closed prior to December 31, 2014.

As part of the Republic PSA, Republic also agreed to amend the Amended Joint Development Agreement with American Shale. Under the revised AJDA, Republic agreed to fund all costs associated with new leasehold acquisitions subsequent to April 1, 2014. American Shale has the right to buy a 25% interest in any such leasehold at Republic’s cost, plus 12% interest, in the event that Republic sells its interest in the leasehold or permits to drill a well on the leasehold. In the event that American Shale repays Republic under the terms of the Republic PSA, American Shale will have the option to fund a 50% portion of any future leasehold expenditures, upon providing satisfactory evidence of its ability to continue such funding on a go-forward basis.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

Exhibit 10.1	Credit Agreement dated May 21, 2014 by and among American Shale, the lenders thereto and Morgan Stanley Capital Group Inc., as the administrative agent (“Agent ”).

Exhibit 10.2	Net Profits Interest Agreement dated May 21, 2014, between American Shale and the Agent.

Exhibit 10.3	Purchase and Sale Agreement dated May 20, 2014, between American Shale and Republic Energy Ventures

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANS ENERGY, INC.

Date: May 22, 2014	By	/S/ JOHN G. CORP
John G. Corp
President

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 10.1	Credit Agreement dated May 21, 2014 by and among American Shale, the lenders thereto and Morgan Stanley Capital Group Inc., as the administrative agent (“Agent ”).

Exhibit 10.2	Net Profits Interest Agreement dated May 21, 2014, between American Shale and the Agent.

Exhibit 10.3	Purchase and Sale Agreement dated May 20, 2014, between American Shale and Republic Energy Ventures